Exhibit 99.1
                                 FIRST AMENDMENT
                                       TO
                                RIGHTS AGREEMENT


     This is the FIRST AMENDMENT dated December 20, 2004 to the Rights Agreement dated as of December 3, 1998 (the "Rights Agreement") between EASTGROUP PROPERTIES, INC., a Maryland corporation (the "Company"), and EQUISERVE TRUST COMPANY, N.A. (successor to Harris Trust and Savings Bank), as Rights Agent (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in the First Amendment to Rights Agreement;

     NOW THEREFORE, the parties hereto agree as follows:

     1.  The Rights Agreement is amended by the addendum new Section 34

     Section 34. Independent Director Review. It is understood that the Nominating and Corporate Governance Committee of the Board (or in the absence of such committee, another committee of the Board comprised entirely of Disinterested Directors) shall review and evaluate this Rights Agreement in order to consider whether the maintenance of this Rights Agreement continues to be in the interest of the Company, its stockholders and any other relevant constituencies of the Company at least every three years or sooner than that in the event that any Person shall have made a proposal to the Company, or taken any such other action, that, if effective, could cause such Person to become an Acquiring Person hereunder, if a majority of the members of the Nominating and Corporate Governance Committee (or in the absence of such committee, another committee of the Board comprised entirely of Disinterested Directors) shall deem such review and evaluation appropriate after giving due regard to all relevant circumstances.

     Following such review, the Nominating and Corporate Governance Committee (or in the absence of such committee, another committee of the Board comprised entirely of Disinterested Directors) will communicate its conclusions to the full Board of Directors, including any recommendation in light thereof as to whether this Rights Agreement should be modified or the Rights should be redeemed.

     2. All other provisions of the Rights Agreement shall remain in full force and effect.

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     IN WITNESS WHEREOF, the parties have executed the First Amendment to Rights
Agreement the date first above written.

                                 EASTGROUP PROPERTIES, INC.

                                 by:  /s/ N. Keith McKey
                                     --------------------------------
                                     N. Keith McKey
                                     Chief Financial Officer



                                 EQUISERVE TRUST COMPANY, N.A.

                                 by:  /s/ Thomas F. Tighe
                                     ---------------------------------
                                     Thomas F. Tighe
                                     Managing Director